              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                               CYBER SYNERGY, INC.
                               Name of Corporation

          We the undersigned   Richard Smitten, President & Secretary of

                              CYBER SYNERGY, INC.

Do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on the 15th day of October, 1999, adopted a resolution to amend the original articles as follows:

Article #1 is hereby amended to read as follows: JESSE LIVERMORE.COM, INC

Article #4 is hereby amended to read as follows: The amount of capital stock authorized is Fifty Million (50,000,000) shares of common stock having a par value of $0.001 per share.

The said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Richard Smitten
Signature of President

/s/ Richard Smitten
Signature of Secretary

State of Nevada       )
                      )ss
County of Clark       )

On the October 15, 1999, personally known to me to be the persons whose names are subscribed to the within document and acknowledged to me that he/she executed the same in their authorized capacity.

/s/ E V Stambro
Signature of Notary Public

     seal
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[         OFFICIAL SEAL           ]
[         E.V. STAMBRO            ]
[ NOTARY PUBLIC - STATE OF NEVADA ]
[My appt. Expires April 22, 2000  ]
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